EXHIBIT 99.1

One University Plaza, Suite 400 Hackensack, NJ 07601

 FOR IMMEDIATE RELEASE

Caprius, Inc. Subsidiary Expands Sales of its SteriMed Systems
into the Hospital Market

Hackensack, NJ –April 10, 2008 – Caprius, Inc. (OTCBB:CAPS) announced today that its subsidiary, M.C.M. Environmental Technologies, Inc. (“MCM”),  has expanded the sales of its SteriMed System for the on-site disinfection of infectious medical waste into the hospital market. MCM has received U.S. and international orders for the SteriMed and SteriMed Junior Systems, some of which have already been deployed.

In the U.S., Atlantic General Hospital in Berlin, Maryland, serving communities in Delaware, Maryland and Virginia, will utilize a SteriMed System in their state-of-the-art hospital facility to treat the hospital’s infectious medical waste stream. This Hospital, which has recently taken on a broad-scale effort to “go-greener”, should benefit from the economic and environmental aspects of our SteriMed System.

The Company has also received an order for a SteriMed Junior from Blessing Hospital in Quincy, Illinois.  This unit will be utilized at the Hospital’s satellite facility, Blessing Dialysis Center of Hannibal, located in Hannibal, Mo.  The Blessing Dialysis Center features state-of-the-art equipment where its staff adheres to the strictest infection control guidelines.

Overseas, we received an order for a SteriMed System from St. Helier Hospital in South London, which is administered by the Epsom and St. Helier University Hospitals NHS Trust.  This unit will be utilized in the Dialysis Ward of the South West Thames Renal and Transplantation Unit.  This is MCM’s fourth placement of a SteriMed System in an NHS Trust Hospital.

Dwight Morgan, Caprius’ CEO & President, stated, “We are extremely pleased to complement our existing business with placements within the Hospital environment. These sales further validate the ability of our current products to be scalable to larger facilities such as hospitals.  As we continue to penetrate the sales of our equipment to the small and medium sized waste generators in the estimated $10 Billion worldwide (U.S. approximately $3 Billion) Medical Waste Disposal Market, we have also discovered that there is significant value of utilizing our SteriMed Systems to control the ever increasing costs and safety issues in disposing of infectious medical waste within the hospital setting. With more attention being placed by hospitals to address both of these issues, the hospital market offers us continuing opportunities to grow our business.”

About Caprius
Caprius, Inc. is a manufacturer of proprietary equipment for the on-site disinfection of infectious medical waste through its subsidiary, M.C.M. Environmental Technologies, Inc.  The Company’s innovative SteriMed technology simultaneously shreds and disinfects solid and liquid regulated medical waste, reducing the volume by up to 90% and rendering it harmless for disposal as ordinary waste.  The SteriMed units are economical, compact, efficient and convenient, as well as environmentally friendly.  The MCM patented technology offers an alternative to hauling and incinerating medical waste.  Industry analysts estimate the medical waste market to be approximately $3 billion in the U.S. and approximately $10 billion worldwide.  More information on the Company and MCM can be found at www.caprius.com and www.mcmtech.com.

Safe Harbor Statement
This press release may contain forward-looking statements that involve risks and uncertainties. These statements refer to future plans, objectives, expectations and intentions.  These statements may be identified by the use of words such as “anticipate,” “believe,” “intend,” “plan,” “expect” and other similar expressions.  The Company’s actual results could differ materially from those discussed in, or implied by, such forward-looking statements.  You should also be aware of risks and uncertainties that, in the Company’s view, could cause actual results to differ materially including changes related to regulatory and environmental approvals, manufacturing, operations, capital needs, technological advances by competitors and changes in health care reform, including reimbursement programs.

Certain information concerning economic trends and performance is based upon or derived from information provided by third-party consultants and other industry sources.  While the Company believes that such information is accurate and that the sources from which it was obtained are reliable, it cannot guarantee the accuracy of such information, as it has not independently verified the assumptions on which projections of future trends and performance are based.

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Contact:
Beverly Tkaczenko
Director, Corporate Communications
Caprius, Inc.
Tel: (201) 342-0900, ext. 307
Email: beverlyt@caprius.com